Exhibit 3.1

AMENDMENT NO. 1 to AMENDED AND RESTATED BYLAWS

OF

ASSEMBLY BIOSCIENCES, INC.

Article III, Section 3.2 of the Amended and Restated Bylaws of Assembly Biosciences, Inc. adopted on January 24. 2019 is hereby amended and restated in its entirety as follows:

3.2	Number of Directors. Subject to the rights, if any, of the holders of any series of preferred stock, the number of directors constituting the board of directors shall be not more than ten (10) but not less than three (3), and may be fixed or changed, by resolution adopted by the board of directors. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

CERTIFICATE OF ADOPTION OF AMENDMENT NO. 1 to AMENDED AND RESTATED BYLAWS

OF

ASSEMBLY BIOSCIENCES, INC.

Certificate of Adoption by Board of Directors

The undersigned hereby certifies that she is a duly elected, qualified, and acting officer of Assembly Biosciences, Inc. and that the foregoing amendment no. 1 to amended and restated bylaws, comprising one page was adopted effective August 6, 2019, by the board of directors of the Company pursuant to action of the board of directors at a meeting of the board of directors held on August 6, 2019, and were recorded in the minutes thereof.

IN WITNESS WHEREOF, the undersigned has hereunto set her hand and affixed the corporate seal this 6th day of August, 2019.

By:	/s/ Elizabeth H. Lacy
Name:	Elizabeth H. Lacy
Title:	General Counsel, SVP of Legal Operations and Corporate Secretary